EXHIBIT 23.2



         We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Medwave, Inc. Amended and Restated Stock Option Plan of our report dated June 5, 1998, with respect to the financial statements of Medwave, Inc. included in the Annual Report (Form 10-K) for the year ended April 30, 1998, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP



Minneapolis, Minnesota
July 20, 1998